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Exhibit 10.10.3

SEPARATION AGREEMENT

        This Separation Agreement (this "Agreement") is made by and between David B. Christofferson ("Employee") and Venoco, Inc., a Delaware corporation (the "Company") as of January 29, 2007. Employee and the Company are referred to collectively as the "Parties" and each individually as a "Party."

RECITALS

        WHEREAS, the Parties agree that Employee shall be separated from employment with the Company on amicable and mutually agreed upon terms effective June 30, 2007; and

        WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of March 1, 2005, as amended on July 10, 2006 (as amended, the "Employment Agreement"); and

        WHEREAS, Employee has been granted options ("Options") to purchase 547,500 shares of Company common stock pursuant to the Company's 2000 Stock Incentive Plan (the "Plan"), which Options are governed by the terms of the Plan and that certain Non-Qualified Stock Option Agreement, by and between Employee and the Company, dated as of March 1, 2005, as amended on June 10, 2006 (as amended, the "Stock Option Agreement"); and

        WHEREAS, in consideration of the mutual promises and obligations contained herein, the sufficiency of which consideration is hereby acknowledged by each Party, Employee and the Company hereby agree as follows.

AGREEMENT

        1.     Termination Date. Employee's employment with the Company shall terminate effective June 30, 2007 or upon the intervening death, disability or termination of Employee between the date hereof and June 30, 2007, whichever occurs earlier (the "Termination Date"). Any employment with, or service as director to, any of the Company's subsidiaries by Employee will terminate as of the Termination Date. In the event the Company hires a new Chief Financial Officer prior to the Termination Date, Employee shall resign as Chief Financial Officer but continue employment with the Company until the Termination Date, performing such services as the Chief Executive Officer may reasonably request from time to time. The Company agrees (i) that Section 15 of the Employment Agreement shall remain in full force and effect and is hereby incorporated herein (except that, for purposes of Section 15(h), the "Term" shall be deemed to expire as of the Termination Date), and (ii) to pay Employee a bonus with respect to 2006 of $92,476 pursuant to Section 5 of the Employment Agreement, which amount will be paid on or prior to April 1, 2007.

        2.     Payments and Benefits.

          a.     On the first business day following the expiration of the Revocation Period (as defined below), subject to Employee having delivered to the Company an executed copy of the Mutual General Release set forth on Exhibit A (the "Release") on the Termination Date and having not revoked such release during the Revocation Period (the "Payment Date"), the Company will pay to Employee the gross sum of (i) two times the sum of (A) Employee's "Base Compensation" (as that term is defined in the Employment Agreement) and (B) $92,476 (i.e., $656,696), (ii) all Base Compensation accrued and unpaid, and accrued vacation time, as of the Termination Date, and (iii) $39,674, representing the pro-rata portion of Employee's annual bonus with respect to 2007 pursuant to Section 5 of the Employment Agreement. All payments made pursuant to this Section 2(a) shall be made less applicable withholding amounts. On the Payment Date, the Company will deliver to Employee an executed copy of the Release, effective as of the Termination Date. For the purposes of this Agreement, the "Revocation Period" shall begin upon Employee's execution and delivery of the Release and shall end seven calendar days after such execution and delivery.

          b.     On the Payment Date, all of the Options shall become immediately vested, and, subject to the terms and conditions set forth in the Stock Option Agreement and the Plan, Employee (or Employee's heirs and legal representatives, as the case may be) shall have the right to exercise the Options until the second anniversary of the Termination Date. The Company hereby agrees that the provisions of Section 8 of the Stock Option Agreement are hereby waived and Employee (or Employee's heirs and legal representatives, as the case may be) shall be permitted to sell any shares acquired upon the exercise of the Options without regard to the restrictions set forth in such section.

          c.     Reporting of and withholding for tax purposes in respect of any consideration provided under this Agreement will be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of a payment pursuant to this Agreement, or the vesting of the Options pursuant to this Agreement, which relates solely to Employee's personal tax liability, Employee, or Employee's heirs or estate, will pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims.

          d.     Notwithstanding anything in this Agreement to the contrary, if Employee's employment is terminated by the Company on or prior to the Termination Date in the circumstances described in Sections 9(c)(i) or 9(c)(ii) of the Employment Agreement, (i) those provisions of the Employment Agreement shall govern the payments and benefits, if any, to be received by Employee in connection with such termination and (ii) the relevant section of the Stock Option Agreement shall apply with respect to the Options. The Company represents that it has no knowledge of any facts that would be reasonably likely to result in a termination pursuant to Section 9(c)(ii) of the Employment Agreement.

          e.     The Parties agree that in the event the Termination Date occurs because of Employee's death or disability prior to June 30, 2007, the Company shall nevertheless make all payments described in this Section 2 to Employee's estate, on the same terms and conditions set forth herein for payment to Employee upon the Termination Date.

        3.     No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

        4.     Employee Representations. Employee represents as follows:

          a.     He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

          b.     He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, its officers, directors, employees, attorneys and agents.

          c.     He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company, or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters to be released pursuant to the Release.

          d.     He has not previously disclosed any information which would be a violation of the confidentiality provisions set forth in Section 7 below if such disclosure were to be made after the execution of this Agreement.

          e.     He has full and complete legal capacity to enter into this Agreement.

          f.      He has had at least twenty-one (21) days to consider this Agreement and the Release. In the event that Employee executes this Agreement or the Release prior to the twenty-first (21st) day after receipt of it, he expressly intends such execution as a waiver of any rights he has to review the Agreement or the Release, as applicable, for the full 21 days. In such event, Employee represents that such waiver is voluntary and made without any pressure, representations or incentives from the Company for such early execution.

        5.     Employee Acknowledgements. Employee acknowledges as follows:

          a.     He may revoke the Release during the Revocation Period, and the Release shall not become enforceable and effective until the expiration of the Revocation Period. If Employee chooses to revoke the Release, he must provide written notice to the Company's General Counsel by facsimile to (805) 745-1816 during the Revocation Period. If Employee does not revoke the Release during the Revocation Period, the right to revoke is lost.

          b.     The consideration set forth in Section 1 and Section 2 represents full and final payment of all wages, compensation, bonuses, stock, stock options or other benefits from the Company which are or could be due to him under the terms of his employment with the Company, the Employment Agreement, the Plan, the Stock Option Agreement or otherwise.

        6.     Company Representations. The Company represents as follows:

          a.     The Company agrees to the conditions and obligations set forth in this Agreement.

          b.     The Company voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of Employee including, without limitation, his attorneys and agents.

          c.     The Company has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company, or any of its officers, directors, employees or agents (including Employee) arising out of or otherwise connected with any of the matters to be released pursuant to the Release.

          d.     The Company's signatory hereto has full and complete legal capacity to enter into this Agreement on behalf of the Company.

          e.     The Company does not have any knowledge that any of Employee's representations set forth above are inaccurate.

        7.     Confidentiality. Employee will not use, nor disclose to any third party (other than his professional advisors in connection with this Agreement), any confidential or proprietary information relating to the Company's business, personnel or financial information that Employee learned during his employment with the Company that is not in the public domain. Employee hereby expressly acknowledges that any breach of this Section 7 may result in a claim for injunctive relief and/or damages against Employee by the Company, and possibly by others.

        8.     Mutual Non-Disparagement. The Company agrees to instruct its directors and executive officers not to communicate or cause to be communicated to any third party any negative statement regarding Employee, including without limitation critical comments on the quality of his services to the Company. Employee agrees not to communicate or cause to be communicated to any third party any negative statement concerning the Company.

        9.     409A Issues. Anything in this Agreement to the contrary notwithstanding, if, as a result of the termination of Employee's employment with the Company, payments to Employee required hereunder would, absent the application of this Section 9, be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) 6 months after Employee's termination date, (ii) the Employee's death or (iii) such other date as will cause such payment not to be subject to such interest and additional tax. The parties intend that payments and benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

        10.   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to effect the intent of the Parties as set forth herein to the fullest extent permitted by applicable law.

        11.   Assignment. The Company may assign its rights under this Agreement; provided, however, that in the event that Employee does not consent to such assignment, the Company shall remain liable for all payment and other obligations hereunder. Employee may assign his rights under this Agreement only with the written consent of the Company, and any purported assignment without such consent shall be void.

        12.   Enforcement. The Release will not release any claims for enforcement of the terms, conditions or warranties contained in this Agreement. The Parties will be free to pursue any remedies available to them to enforce this Agreement.

        13.   Entire Agreement. Except as otherwise expressly set forth herein, this Agreement is the entire agreement between the Parties, and supersedes any and all prior oral or written promises or agreements among the Parties, regarding Employee's termination of employment. Employee acknowledges that he has not relied on any promise, representation or statement with respect to the subject matter hereof other than those set forth in this Agreement. This Agreement cannot be modified except by a written document executed by the Parties.

        14.   Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue shall be in the federal or state courts in Colorado. The Parties each agree that they are subject to, and will submit to, the personal jurisdiction of those courts.

        15.   Attorney's Fees. The Company shall pay the attorneys' fees and costs incurred by Employee in connection with this Agreement, provided that such fees do not exceed $7,500 in the aggregate.

        16.   Counterpart and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures shall be deemed to be originals for all purposes.

[Signature Page(s) To Follow]

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates written below.

EMPLOYEE
/s/ DAVID B. CHRISTOFFERSON David B. Christofferson		January 30, 2007 Date
VENOCO, INC.
/s/ TIMOTHY M. MARQUEZ		January 30, 2007
By:	Timothy M. Marquez	Date
Title:	Chief Executive Officer

EXHIBIT A

MUTUAL GENERAL RELEASE

        David B. Christofferson ("Employee"), for himself and for his successors, heirs, agents, attorneys, assigns and representatives, voluntarily, knowingly and intentionally releases and discharges Venoco, Inc. (the "Company" and, together with Employee, the "Parties") and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, stockholders, agents, attorneys and employees (collectively, the "Company Parties") from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses and attorneys' fees (including but not limited to any claim of entitlement for attorneys' fees under any contract, statute or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees), of every kind and description (collectively, "Claims") from the date Employee commenced employment with the Company, its predecessors or affiliates through the date hereof (the "Employee Released Claims").

        The Company Parties knowingly and intentionally release and discharge Employee and his successors, heirs, agents, attorneys, assigns, executors, administrators and representatives from any and all Claims from the date Employee commenced employment with the Company or its predecessors or affiliates through the date hereof (the "Company Released Claims").

        The Employee Released Claims and the Company Released Claims include but are not limited to those which arise out of, relate to, or are based upon (i) Employee's employment with the Company or the termination thereof, (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan, (iv) any stock or stock option grant, agreement or plan, (v) all federal, state and municipal statutes, ordinances and regulations, including but not limited to claims of discrimination based on race, age, sex, national origin, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law and (vii) any claim which was or could have been raised by Employee or the Company Parties.

        Notwithstanding anything in this Mutual General Release to the contrary, the Parties agree that the Employee Released Claims shall not encompass any Claims Employee may have (i) arising after the Termination Date, (ii) concerning Employee's indemnity or defense rights pursuant to the Company's certificate of incorporation, by-laws, applicable provisions of Delaware law or under the Employment Agreement, (iii) for coverage under applicable D&O insurance policy(ies), pursuant to the terms and conditions of such policy(ies), whether as an officer or employee or (iv) any claims arising under that certain Separation Agreement, dated as of January 29, 2007, by and between the Parties (the "Separation Agreement").

        The foregoing Employee and Company releases include claims of every nature and kind, known or unknown, suspected or unsuspected. The Parties hereby acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to this Release, and they agree that this Release shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

        By execution of this Release, and as a condition precedent to his entitlement to the payments and benefits contemplated by Section 2 of the Separation Agreement, Employee ratifies all the provisions of the Separation Agreement, acknowledges that he was afforded all reasonable opportunity to review this Release and seek legal counsel regarding the same, and agrees that he shall be legally bound by any and all releases and all other terms set forth in the Separation Agreement and this Release as of the date hereof. Employee further acknowledges and agrees that (i) he is waiving rights or claims in this Release only in exchange for consideration in addition to anything of value to which he is already entitled, (ii) he has read this Release, and he agrees to the conditions and obligations set forth in it, (iii) he voluntarily executes this Release after having been advised, in writing, to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, its officers, directors, employees, attorneys and agents, (iv) he has had at least twenty-one (21) days to consider this Release (and, in the event that he executes this Release prior to the twenty-first (21st) day after receipt of it, he expressly intends such execution as a waiver of any rights he has to review the Release for the full 21 days and represents that any such waiver is voluntary and made without any pressure, representations or incentives from the Company for such early execution) and (v) he may revoke this Release at any time during the Revocation Period (as that term is defined in the Separation Agreement), and this Release shall not become enforceable and effective until the expiration of the Revocation Period. If Employee chooses to revoke this Release, he must provide written notice to the Company's General Counsel by facsimile to (805) 745-1816 during the Revocation Period. If Employee does not revoke this Release during the Revocation Period, the right to revoke is lost.

EMPLOYEE
David B. Christofferson	Date
VENOCO, INC.

By:	Date
Title:

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SEPARATION AGREEMENT